Milan, June 30, 2015

To:

Riello Investimenti Partners SGR S.p.A.
To the kind attention of the Managing Director Mr. Luigi Terranova

and

Mr. Giancarlo Sclabi
Giorgio Visentini
Giorgio Frassini
Giancarlo Sclabi
Matteo Talmassons

RE: Effective date of transfer of shares of C BLADE S.P.A. FORGING & MANUFACTURING

Dear Sirs,

We received today from you a proposal to amend article 4.1 of the SPA copied below, which we hereby irrevocably and unconditionally accept.
* * *

“Milan, June 30, 2015

To:

SIFCO Italy Holdings s.r.l.
c/o SIFCO Industries, Inc.

970 East 64th Street

Cleveland, Ohio 44103

To the kind attention of Mr. Salvatore Incanno

Delivered by hand

RE: Effective date of transfer of shares of C BLADE S.P.A. FORGING & MANUFACTURING

Dear Sirs,

We make reference to the shares purchase agreement (the “SPA”) executed on March 16, 2015 between Sifco Industries Inc. and the undersigned Sellers providing for the acquisition by Sifco Industries Inc. from the Sellers of no. 670,112 shares, representing the 95.73% of the corporate capital of C Blade S.p.A. Forging & Manufacturing (the “Company Shares”).

We hereby intend to propose to amend and substitute Article 4.1 of the SPA as follows, in order to clarify the agreement among the Parties regarding the effective date of the transfer of possession of the Company Shares:

“4.1 Date and place of Closing
The Closing shall take place on June 30, 2015 at the Milan offices of Carnelutti Law Firm and before the Notary Public Dott. Federico Mottola Lucano of the Notary Firm, Zabban - Notari - Rampolla & Associati, designated by the Purchaser. Possession of the Company Shares will be given to Purchaser as of 12:01 a.m. on July 1, 2015.”

SIFCO ITALY HOLDINGS S.R.L.
Sede Legale Roma (RM) Largo Angelo Fochetti 29 Cap 00154
Iscritta al Registro delle Imprese di Roma - Codice fiscale / Partita IVA 13430151004 - Capitale sociale Euro 10.000,00 i.v.

Should you agree with our proposal to amend Article 4.1 of the SPA as indicated above, please transcribe the text of this letter and return to us two original copies (one addressed to Riello Investimenti Partners SGR S.p.A. and one to Mr. Giancarlo Sclabi) of such document duly executed for your irrevocable and unconditioned acceptance.

Riello Investimenti Partners SGR S.p.A.	Giorgio Visentini
/s/ Luigi Terranova	/s/ Giorgio Visentini

Giorgio Frassini	Giancarlo Sclabi
/s/Giorgio Frassini	/s/ Giancarlo Sclabi

Matteo Talmassons
/s/ Matteo Talmassons

Best regards

/s/ Salvatore Incanno
Salvatore Incanno, manager

SIFCO ITALY HOLDINGS S.R.L.
Sede Legale Roma (RM) Largo Angelo Fochetti 29 Cap 00154
Iscritta al Registro delle Imprese di Roma - Codice fiscale / Partita IVA 13430151004 - Capitale sociale Euro 10.000,00 i.v.